Exhibit 99.1

Citadel Broadcasting Corporation

2010 – 2014 Projections

	2010	2011	2012	2013	2014
Net Revenue
Radio Markets	$620.5	$631.5	$644.1	$657.0	$670.2
Radio Network	121.1	123.5	127.1	131.4	135.7
Eliminations	(4.4)	(4.4)	(4.5)	(4.6)	(4.7)

Total Net Revenue	$737.2	$750.6	$766.7	$783.8	$801.2

Operating Expenses
Radio Markets	385.0	392.7	404.4	416.6	425.0
Radio Network	105.0	105.6	107.6	109.6	111.4
Eliminations	(4.4)	(4.4)	(4.5)	(4.6)	(4.7)

Total Operating Expenses	$485.6	$493.9	$507.5	$521.6	$531.7

Segment Operating Income
Radio Markets	235.5	238.8	239.7	240.4	245.2
Radio Network	16.1	17.9	19.5	21.8	24.3

Total Segment Operating Income	$251.6	$256.7	$259.2	$262.2	$269.5

Corporate Overhead	19.2	19.6	20.2	20.6	21.0

EBITDA(1)	$232.4	$237.1	$239.0	$241.6	$248.5

(1)	Earnings before interest, taxes, depreciation and amortization.